                              SERVICE AGREEMENT

     THIS SERVICE AGREEMENT ("Agreement") is made as of the 1st day of October, 1997, by and between UNION BANK OF CALIFORNIA, N.A. ("UBOC"), a national bank, and BANK OF TOKYO-MITSUBISHI, LTD. ("BTM"), a Japanese bank.

                                 PREAMBLE

     UBOC participates in BTM's worldwide financial services network, from which participation it benefits substantially.

     To achieve the fullest benefits of participation in the BTM global financial services system, UBOC has found and continues to find it useful and necessary to request the support of officers from BTM.

     BTM makes available a corps of career officers to serve at UBOC, who were recruited by BTM, have been maintained to assist in the management of its global financial services system, and are committed to accepting temporary assignments throughout the world within the BTM global financial services system.

     Officers from BTM assist and benefit UBOC directly through their dual language capabilities, their familiarity with international business transactions and the BTM Group's transnational customers, and their detailed knowledge of BTM's global financial services system. Their presence as employees of UBOC, evidencing the close relationship between UBOC and BTM, renders UBOC more attractive to potential customers and investors.

     BTM agrees to make the service of these career officers available to UBOC on the terms and subject to the conditions of this Agreement to provide UBOC the fullest access to the resources of BTM's worldwide financial services network.

     In order to recruit and maintain its corps of career officers, BTM has found it necessary to make and continue certain compensation payments and benefits to the officers in Japan while they are assigned to duties overseas.

     UBOC wishes to compensate the career officers temporarily assigned to UBOC and is willing to pay or reimburse BTM for the costs associated with making their services available to UBOC, each on the terms and subject to the conditions of this Agreement.

                               AGREEMENT

     1. BTM agrees to make available to UBOC the services of such of its career officers as UBOC may request from time to time subject to BTM's overall plans and requirements for the officers. UBOC has the right to reject any career officer whose assignment is, in its opinion, not necessary for the effective and profitable operation of UBOC.

     2. UBOC agrees to give BTM reasonable notice of its requirements and BTM agrees to give UBOC reasonable notice of its evaluation of, and the career officers proposed to fill, such assignments.

     3. UBOC agrees to assign such career officers as are available to it to positions appropriate to their qualifications and to appropriate rankings within the grades for their respective positions, and to compensate them accordingly. However, such career officers shall be excluded from and shall not be entitled to participate in the UBOC defined benefit pension plan, as that plan may from time to time be amended, or in any successor defined benefit plan. UBOC shall not reimburse BTM for the expense incurred by BTM as a result of their continuing participation in the BTM pension plan.

     4. UBOC agrees to pay or reimburse BTM for the costs of relocating such career officers, their families and personal effects to the United States and of their return to Japan upon receipt of supporting data from BTM and in accordance with such additional procedures to be mutually agreed between UBOC and BTM from time to time.

     5. UBOC agrees to pay or reimburse BTM promptly for providing certain compensation and benefits under the BTM expatriate compensation program to career officers during the period that they are temporarily assigned overseas to UBOC, as long as the aggregate amount of such reimbursement is reasonable, not excessive and disproportionate to the services provided. The amount of such compensation and benefits will be determined by taking into consideration a number of factors, including competitive factors and, in the case of officers assigned to UBOC, their needs in Japan, the compensation to be paid to the officers by UBOC and United States state and federal taxes applicable to such compensation. BTM will submit to UBOC monthly statements of the amounts paid in Japan or accrued by BTM on behalf of UBOC to cover such compensation and benefits for career officers assigned to UBOC, and UBOC agrees to reimburse BTM for such costs within a reasonable time following its receipt of such statements. By mutual agreement of UBOC and BTM, certain officers may be excluded from this reimbursement obligation.

     6. By mutual agreement, UBOC and BTM shall develop a method of complying with federal and state payroll tax, withholding, and payroll reporting obligations with respect to the compensation paid by BTM on behalf of UBOC to the career officers working with UBOC.

     7. This Agreement shall be binding on the parties hereto and their respective successors and assigns, but neither party hereto may assign this Agreement without the prior written consent of the other.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     9. The initial term of this Agreement shall expire September 30, 2000. Thereafter, the Agreement continues until either party terminates the Agreement by giving notice of termination to the General Manager or Head of the Human Resources Division of the other party at least ninety (90) days prior to the end of each term year.

     IN WITNESS WHEREOF, UBOC and BTM have executed this Agreement as of the date first written above.

UNION BANK OF CALIFORNIA, N.A.        THE BANK OF TOKYO-MITSUBISHI, LTD.

BY: /s/ Takahiro Moriguchi            BY: /s/ Masaharu Hamakawa
  ------------------------------        ---------------------------------------
TITLE: President & CEO                TITLE: Director & GM Human Resources Div.
     ---------------------------            -----------------------------------
DATE: October 22, 1997                DATE: November 4, 1997
    ----------------------------          -------------------------------------



10/21/97
11451